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EXHIBIT 10.1 SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

     The summary of the Plan is as follows:

     Annual Retainer:  $82,500

         Payment Structure: $37,500 will be paid in cash, which may be deferred under the Directors' Deferred Compensation Plan. The remaining $45,000 must be deferred under the Directors' Deferred Compensation Plan and cannot be withdrawn until the director leaves the Board of Directors.

     Additional Committee Chairman Retainer:

         Lead Director - $15,000
         Audit Committee - $15,000
         Compensation Committee - $7,500
         Nominating/Corporate Governance - $5,000
         Environmental, Health & Safety - $5,000

     Meeting Attendance Fees: None

     Travel Expenses: Reimbursed